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Galaxy Gaming Receives Key Approval in the state of Nevada

Las Vegas, September 27, 2017 (GLOBE NEWSWIRE) – Galaxy Gaming, Inc. (OTC:GLXZ), Galaxy Gaming is pleased to announce that it has received approval from the Nevada Gaming Control Commission and has been granted a Non-restricted license as a manufacturer and distributor of gaming products in the State of Nevada.

“We are delighted to receive our license in Nevada,” stated Todd Cravens President and CEO of Galaxy Gaming. “The positive response from Nevada customers to our product offerings has been overwhelming, and we anticipate to start product field trails in the next several weeks”.

About Galaxy Gaming

Headquartered in Las Vegas Nevada, Galaxy Gaming (galaxygaming.com) develops, manufactures and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and bonusing systems to land based, riverboat, cruise ships and online casinos worldwide. Through its iGaming partner, Games Marketing, Ltd., Galaxy Gaming licenses its proprietary table games to the online gaming industry. Galaxy Gaming’s games can be played online at Feeltherush.com. Connect with Galaxy Gaming today on Facebook and Twitter.

Contact

Media:

Dona Cassese

702-938-1753

Investors:

Harry Hagerty

702-938-1740